EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

OAKLEY, INC.

and

SBG REVO HOLDINGS, LLC

dated as of

August 2, 2013

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 2, 2013, is entered into by and between OAKLEY, INC., a Washington corporation with its principal office located at One Icon, Foothill Ranch, California 92610 (“Seller”), and SBG REVO HOLDINGS, LLC, a Delaware limited liability company with its principal office located at 1065 Avenue of the Americas, 30th Floor, New York, NY 10018 (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the Revo Business and Seller and its Affiliates own or otherwise have the right to use certain assets related thereto; and

WHEREAS, Seller wishes, for itself and on behalf of its Affiliates, to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller and its Affiliates, certain assets and liabilities of the Revo Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”), for purposes of this definition, and as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything to the contrary contained in this Agreement, Luxottica Group and its Affiliates shall be deemed to be Affiliates of Seller.

“Agreed Claims” has the meaning set forth in Section 7.05(c).

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

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“Bill of Sale” has the meaning set forth in Section 3.02(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Claim Certificate” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings listed thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Luxottica Group with an effective date of January 1, 2013.

“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, bonds, guarantees, franchises, Permits, understandings, arrangements, letters of intent and other written agreements, and any amendments thereto.

“Deductible” has the meaning set forth in Section 7.04(a).

“Design Patents” means all issued design patents and patent applications owned by Seller or its Affiliates and directed to, claiming, or otherwise disclosing a Revo Product or a feature or component thereof or used or held for use exclusively in connection with the Revo Business, a complete and accurate list of which is set forth in Section 4.06(a) of the Disclosure Schedules, and all foreign counterparts, divisionals, continuations and continuations-in-part thereof and any other applications which otherwise claims priority to any of the foregoing.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Displays” has the meaning set forth in Section 2.01(e).

“Dollars or $” means the lawful currency of the United States.

“Employees” means collectively any former or current employee, leased employee, outsourced employee or temporary employee of Seller or any of its Affiliates.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, option, right of first refusal, indenture, license or lease to a third party, security agreement or other similar encumbrance or restriction or limitation on ownership or use of property or irregularity in title thereto.

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“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Fundamental Representations” means collectively, those representations and warranties contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.03 (No Conflicts; Consents), Section 4.06(a) (Intellectual Property), Section 4.15 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.03 (No Conflicts; Consents) and Section 5.04 (Brokers).

“Governmental Authority” means any United States or non-United States federal, state, provincial or local government or political subdivision thereof, or any agency, commission or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction or any securities exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) logos, brand names, slogans, trade names, trademarks and service marks, trade dress, symbols, and other indicia of origin, whether registered or unregistered, including all applications for registration and registrations of any of the foregoing and all renewals thereof, and, the goodwill connected with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (b) copyrights, including all applications for registration and registrations, and works of authorship, whether or not copyrightable and whether registered or unregistered, and all moral and economic and other similar rights of authors; (c) trade secrets and confidential information, know-how, concepts, processes, methods, techniques, technology and formulae; (d) inventions (whether or not patentable), patents and patent applications, including divisionals, continuations, continuations-in-part and foreign equivalents thereof; (e) websites, Internet domain names and related registrations; (f) computer code and programs and all related documentation, and all databases, database rights and compilations; (g) rights of publicity (including all rights in a Person’s name, voice, signature, biography, likeness, image and persona); and (h) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing and all renewals, derivatives or improvements of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(c).

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“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Seller” has the meaning set forth in Section 8.11.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legacy Endorsement Materials” has the meaning set forth in Section 2.02(j).

“Losses” means without duplication (a) any and all claims, actions, cause of actions, judgment, awards, losses, damages, liabilities, costs or expenses, including reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a) whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Luxottica Group” means Luxottica Group S.p.A., the ultimate parent of Seller.

“Luxottica Group Assignment” has the meaning set forth in Section 3.02(a).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, effect or change that is materially adverse to (a) the Purchased Assets, Assumed Liabilities, or the condition (financial or otherwise) or results of operations of the Revo Business taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following shall in and of itself constitute a “Material Adverse Effect” or be considered in determining whether a “Material Adverse Effect” has occurred and “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, solely arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) economic changes, conditions or effects that affect the sunglass industry in which the Revo Business operates; (iii) the effect of any changes in applicable Laws; (iv) the announcement of this Agreement; or (v) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; other than, with respect to clauses (i), (ii), (iii) and (v), changes, conditions, effects or circumstances that disproportionately and adversely impact the Revo Business relative to other companies in the sunglass industry in which the Revo Business operates.

“Material Contracts” has the meaning set forth in Section 4.05(a).

“Molds” has the meaning set forth in Section 2.01(d).

“Oakley Domain Name Assignment” has the meaning set forth in Section 3.02(a).

“Oakley Patent Assignment” has the meaning set forth in Section 3.02(a).

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“Occurrence” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates in connection with the Revo Business which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself).

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Permits” means all permits, licenses, franchises, approvals, certificates, rights, exemptions, authorizations and consents granted from or issued by Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures (in each case, for which adequate reserves have been made with respect thereto) and (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business securing amounts that are not past due.

“Person” means and includes an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, limited liability partnership, limited partnership, group or other entity.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents, managers and other agents of such Person.

“Revo Business” means the design, manufacture, marketing, promotion, production, distribution and sale in various locations throughout the world of Revo Product.

“Revo IP” has the meaning set forth in Section 4.06(b).

“Revo Product” means sunglasses, sunglass parts and cases, cleaning cloths, and leash and buoy accessories using, bearing, embodying or sold under any Transferred Mark.

“Revo Records” has the meaning set forth in Section 2.01(f).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

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“Seller Transaction Expenses” shall mean all expenses of Seller and its Affiliates incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including out-of pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement, payable by Seller or its Affiliates. The Seller Transaction Expenses specifically include all expenses related to assignments or transfers of Intellectual Property Assets made to Seller by Affiliates of the Seller prior to Closing, including all legal expenses and filing fees for recordation with applicable Governmental Authorities. The Seller Transaction Expenses specifically exclude all expenses and filing fees related to Buyer’s recordation of Intellectual Property Assets with applicable Governmental Authorities after Closing.

“Shared Seller IP” shall mean all of the Revo IP other than the Intellectual Property Assets. Shared Seller IP includes the Utility Patents.

“Special Damages” has the meaning set forth in Section 7.04(e).

“Supply Agreement” has the meaning set forth in Section 3.02(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added, capital gain, capital stock, social security, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies, or other governmental charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, Supply Agreement, Oakley Patent Assignment, Luxottica Group Assignment, Oakley Domain Name Assignment, Transition Letter Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Regulations” has the meaning set forth in Section 4.10(a).

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“Transferred Marks” mean the trade name or trademark REVO and all Trademarks, websites and domain names owned by Seller or its Affiliates that include the term “Revo”, and all Trademarks that are used exclusively in connection with the Revo Business, including the Trademarks set forth in Section 4.06(a) of the Disclosure Schedules.

“Transition Letter Agreement” has the meaning set forth in Section 3.02(a).

“Utility Patents” means the issued patents and patent applications owned by Seller and directed to, claiming, or otherwise disclosing a Revo Product or a feature or component thereof or used or held for use in connection with the Revo Business that are also used in connection with other businesses or products of Seller, which are set forth in Section 6.07 of the Disclosure Schedules, and all foreign counterparts, divisionals, continuations and continuations-in-part thereof and any other applications which otherwise claims priority to any of the foregoing.

Article II
Purchase and Sale

Section 2.01        Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall (and shall cause its Affiliates to) sell, assign, transfer, convey and deliver (except with respect to the timing of delivery of, but not the title to, the Inventory, Molds and Displays as set forth in Section 3.03), and Buyer shall purchase, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets free and clear of all Encumbrances of any kind whatsoever except Permitted Encumbrances. “Purchased Assets” means the following assets owned by Seller or its Affiliates:

(a) Sixty-Four Thousand (64,000) units of finished goods inventory of Revo Product as set forth on Section 2.01(a) of the Disclosure Schedules (the “Inventory”);

(b) all right, title and interest in the Contracts set forth on Section 2.01(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c) all Intellectual Property owned by Seller or any of its Affiliates that is exclusively used or held for use in connection with the Revo Business, including the Transferred Marks, the Design Patents, and the other Intellectual Property set forth on Section 4.06(a) of the Disclosure Schedules, and all rights thereunder, together with all goodwill associated therewith and all rights to enforce such Intellectual Property with respect to past, present, and future infringements and misappropriations thereof (the “Intellectual Property Assets”);

(d) all molds, tools and dies that are or have been exclusively used or held for use by Seller or any of its Affiliates in connection with the Revo Business (the “Molds”);

(e) except for the Legacy Endorsement Materials, all samples, patterns, designs, packaging, labels, containers, (including the shape and graphic designs), artwork, photography, product books, design books, marketing displays, copy, marketing, advertising and promotional materials (including websites, print and online advertisements and marketing) that are or have been exclusively used or held for use by Seller or any of its Affiliates in connection with the Revo Business, including all historical archival or design materials (the “Displays”);

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(f) all books, records, files (whether in paper or electronic format) relating to the Purchased Assets, including all prosecution histories and legal files in the possession of Seller’s or its Affiliates’ legal departments related to or concerning the Intellectual Property Assets, and all databases and data exclusively related to the Revo Business, its suppliers, manufacturers or contractors, or the Revo Products (together with, in the case of information that is stored electronically, the media on which the same is stored) (collectively, the “Revo Records”);

(g) to the extent transferable in compliance with applicable Law, all lists of individual consumers (and such consumers’ information) that are or have been used or held for use by Seller or its Affiliates exclusively in connection with the Revo Business;

(h) all lists of commercial customers that are or have been used or held for use by Seller or its Affiliates exclusively in connection with the Revo Business;

(h) to the extent transferrable, all express or implied warranties, indemnities and guarantees in relation to any of the assets described in this Section 2.01; and

(i) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02        Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, the following properties, assets and other rights of Seller and its Affiliates, and all such assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”);

(a) all accounts or notes receivable of the Revo Business;

(b) all cash and cash equivalents, bank accounts and securities of Seller;

(c) all Contracts that are not Assigned Contracts;

(d) other than the Intellectual Property set forth on Section 4.06(a) of the Disclosure Schedules, Intellectual Property owned or controlled by Seller that is not used exclusively in connection with the Revo Business, including the Utility Patents, notwithstanding that such Intellectual Property may be utilized by or embedded in Revo Product;

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and are required by applicable Law to retain;

(f) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates that relate to the Revo Business or the Purchased Assets and that are attributable to any Pre-Closing Period;

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(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller as of the date hereof, whether arising by way of counterclaim or otherwise related exclusively to any of the Excluded Assets or the Excluded Liabilities;

(i) all assets, properties and rights used by Seller in its business that are not used exclusively in the Revo Business;

(j) certain artwork, photography and marketing materials owned by endorsers of the Revo Business prior to 2013 (other than Jimmy Chin) that Seller is not permitted to assign to Buyer (the “Legacy Endorsement Materials”); and

(k) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03        Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller to the extent solely and exclusively arising out of or relating to the Purchased Assets accruing after the Closing in respect of the period after the Closing Date, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) except as set forth on Section 2.03(a) of the Disclosure Schedules, all liabilities and obligations arising under or relating to the Assigned Contracts in respect of periods after the Closing, provided, that Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by any Seller or any of their respective Affiliates of any provision of any Assigned Contract;

(b) all liabilities and obligations for Taxes for which Buyer is liable pursuant to Section 6.05;

(c) all customer warranty claims in respect of Revo Product manufactured after the Closing Date by Buyer and/or its Affiliates and/or their respective licensees (other than Seller or any of its Affiliates);

(d) all liabilities and obligations related to the prosecution of the Design Patents and Trademarks described in Section 4.06(a) of the Disclosure Schedules after the Closing; and

(e) all other liabilities and obligations under the Permitted Encumbrances on the Purchased Assets as of the Closing arising out of or relating to Buyer’s ownership or operation of the Revo Business and the Purchased Assets after the Closing, other than Seller’s and its Affiliates’ liabilities and obligations under the Transaction Documents.

Section 2.04        Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume or cause to be assumed, or be deemed to have assumed and shall not be liable or responsible to pay, perform or discharge any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or after the date hereof) of Seller or any of its Affiliates, other than Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

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(a) all trade or other accounts payable of Seller in connection with the Revo Business as of the Closing Date;

(b) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Revo Business and the Purchased Assets on or prior to the Closing Date (including all liabilities and obligations of Seller and its Affiliates relating to the guaranty of third-party obligations by or indemnification obligations of Seller and its Affiliates and all customer warranty claims or other claims relating to Revo Product manufactured on or prior to the Closing Date or sold by Seller or its Affiliates, in each case whether asserted before, on or after the Closing Date);

(c) any liabilities or obligations relating to or arising out of the Excluded Assets;

(d) any liabilities or obligations for Taxes relating to the Revo Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period, including the portion of the Overlap Period that ends on or before the Closing Date;

(e) any liabilities or obligations relating to (i) any Employee, or (ii) any labor, employment or social security matters relating to any such Employee, including any liabilities or obligations arising out of or relating to any payment obligation, withholding obligation, collective bargaining Contract, labor negotiation, statutory benefits, pension plan, profit sharing plan, deferred compensation plan, accrued holiday benefit, accrued bonus, salary, bonus plan, phantom stock award, stock option or purchase plan, employment Contract, consulting Contract, employee benefit plan, fines, Governmental Order, severance cost, notice of termination, information and consulting obligations, mass layoffs and redundancy obligations, or any entitlements arising as a result of or in connection with the consummation of the transactions contemplated hereby;

(f) any Taxes (i) attributable to the Purchased Assets or the Revo Business with respect to any Pre-Closing Period, including the portion of the Overlap Period that ends on or before the Closing Date or (ii) imposed on Oakley, Luxottica Group or any of their respective Affiliates;

(g) any liabilities or obligations arising out of or relating to indebtedness of any Seller or any of their respective Affiliates;

(h) any liabilities or obligations arising out of or relating to any Contract which is not an Assigned Contract;

(i) intercompany accounts payable;

(j) the liabilities and obligations described on Section 2.03(a) of the Disclosure Schedules;

(k) any liabilities or obligations related to the matters listed on Section 4.07(a) of the Disclosure Schedules or any other litigation, arbitration, investigation, proceeding or claim pertaining to the Revo Business, the Purchased Assets, Seller or any of its Affiliates to the extent based on a cause of action arising prior to the Closing Date, whether the commencement of such litigation, arbitration, investigation, proceeding or claim is before, on or after the Closing Date;

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(l) any Seller Transaction Expenses;

(m) all liabilities and obligations arising out of any breach under any provision of any Assigned Contract; and

(n) any liabilities or obligations arising from product liability claims for which the injury or loss giving rise thereto (not just the delivery of the notice of such claims) occurs prior to the Closing Date, including specifically all Losses caused by or arising out of any alleged defect in design or manufacture of any products manufactured by the Revo Business prior to the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim is before, on or after the Closing Date.

Section 2.05        Purchase Price. The aggregate purchase price for the Purchased Assets and the entry into the Transaction Documents shall be the amount set forth in Exhibit A hereto (the “Purchase Price”). The Purchase Price shall be paid at Closing by wire transfer of immediately available funds to accounts designated in writing by Seller to Buyer prior to the Closing.

Section 2.06        Allocation of Purchase Price. Prior to the date hereof, Seller and Buyer shall mutually agree upon a schedule allocating the Purchase Price (and the Assumed Liabilities that are properly allocable under Section 1060 of the Code) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. Seller and Buyer agree to file their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, and to file timely any information that may be required to be filed pursuant to treasury regulations promulgated under Section 1060(b) of the Code.

Section 2.07        Transfer of Purchased Assets and Assumed Liabilities. At the Closing, the Purchased Assets shall be sold, conveyed, transferred, assigned and delivered (except with respect to the timing of the physical delivery of the Inventory, Molds and Displays as set forth in Section 3.03) to Buyer, free and clear of all Encumbrances except for Permitted Encumbrances, and the Assumed Liabilities shall be assumed by Buyer, pursuant to transfer and assumption Contracts, bills of sale in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, drafts, checks or other instruments in such form as is necessary to effect a sale, conveyance, transfer and assignment of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, as Buyer shall reasonably deem necessary, or as required by Law in order to consummate the transaction and to vest in Buyer good and marketable title to the Purchased Assets free and clear of any Encumbrances except for Permitted Encumbrances, which documents and instruments shall be executed (upon the terms and subject to the conditions hereof) on the Closing Date by Seller (and, as applicable, Luxottica Group and its Affiliates) and Buyer.

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Article III
Closing

Section 3.01        Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).

Section 3.02        Closing Deliverables.

(a) At the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i)                 a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller;

(ii)               an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)             a License and Supply Agreement in the form of Exhibit D hereto (the “Supply Agreement”), duly executed by Seller and Sunglass Hut Trading, LLC, an Affiliate of Seller;

(iv)             an Assignment of Patents in the form of Exhibit E hereto, which assignment shall transfer to Buyer all Design Patents owned by Seller that are included in the Intellectual Property Assets (the “Oakley Patent Assignment”), duly executed by Seller;

(v)               an Assignment of Intellectual Property in the form of Exhibit F hereto, which assignment shall transfer to Buyer all Transferred Marks and all Design Patents owned by Luxottica Group that are included in the Intellectual Property Assets (the “Luxottica Group Assignment”), duly executed by Luxottica Group;

(vi)             an Assignment of Domain Names in the form of Exhibit G hereto, which assignment shall transfer to Buyer all Internet domain names owned by Seller that are included in the Intellectual Property Assets (the “Oakley Domain Name Assignment”), duly executed by Seller; and

(vii)           the Transition Letter Agreement in the form of Exhibit H hereto (the “Transition Letter Agreement”), duly executed by Seller; and

(viii)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver (or cause to be delivered) to Seller (or, as applicable, Luxottica Group) the following:

(i)                 an amount in cash equal to the Purchase Price, payable by wire transfer of immediately available funds in accordance with Exhibit A;

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(ii)               evidence obtained by Buyer from IDB Bank pertaining to the initiation and confirmation of the wire transfer(s) of the Purchase Price, such evidence to be satisfactory to Seller;

(iii)             the Assignment and Assumption Agreement duly executed by Buyer;

(iv)             the Supply Agreement duly executed by Buyer;

(v)               the Oakley Patent Assignment duly executed by Buyer;

(vi)             the Luxottica Group Assignment duly executed by Buyer;

(vii)           the Oakley Domain Name Assignment duly executed by Buyer;

(viii)         the Transition Letter Agreement duly executed by Buyer; and

(ix)             such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 3.03        Post-Closing Deliverables. Section 3.04

(a) No later than September 30, 2013, Seller shall deliver to Buyer (or Buyer’s designee as specified by Buyer) the Inventory, which shall be shipped, at Buyer’s sole expense, to a location designated by Buyer.

(b) No later than September 30, 2013, Seller shall deliver to Buyer (or Buyer’s designee as specified by Buyer) all Molds pertaining to non-active skus of Revo Product, which shall be shipped, at Buyer’s sole expense, to a location designated by Buyer.

(c) No later than the nine (9) month anniversary of the Closing Date, Seller shall deliver to Buyer (or Buyer’s designee as specified by Buyer) all Molds pertaining to active skus of Revo Product, which shall be shipped, at Buyer’s sole expense, to a location designated by Buyer. Seller and Buyer agree that all Molds pertaining to active skus of Revo Product shall be owned by Buyer on the Closing Date but shall remain in the possession of Seller for a period not to exceed nine (9) months after the Closing Date in order for Seller to manufacture Revo Product pursuant to the Supply Agreement.

(d) No later than September 30, 2013, Seller shall deliver to Buyer (or Buyer’s designee as specified by Buyer) the Displays, of which (i) the Displays located at various customer locations or online shall not be shipped to Buyer but shall become the property of Buyer, and (ii) the Displays in Seller’s corporate inventory shall be shipped, at Buyer’s sole expense, to a location designated by Buyer.

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Article IV
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. Seller and its Affiliates have all necessary corporate and other power and authority to own the assets now owned by Seller and its Affiliates and to carry on the Revo Business as currently conducted. Seller and its Affiliates are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Revo Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02        Authority of Seller. Seller and its Affiliates have all necessary corporate and other power and authority to enter into this Agreement and the other Transaction Documents to which Seller and/or such Affiliate is a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and its Affiliates of this Agreement and any other Transaction Document to which Seller and/or such Affiliate is a party, the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder and the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of Seller and its Affiliates. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). At the Closing, each Transaction Document shall have been duly executed and delivered by Seller and its Affiliates, as applicable, and (assuming due authorization, execution and delivery by Buyer) each such Transaction Document shall constitute a legal, valid and binding obligation of Seller and/or such Affiliate, enforceable against Seller and/or such Affiliate in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03        No Conflicts; Consents. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the other Transaction Documents to which Seller and/or such Affiliate is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller or such Affiliates, in each case, amended to the date of this Agreement; (b) create any Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset; (c) result in a violation or breach of or conflict with any provision of any Law or Governmental Order applicable to Seller, any of such Affiliates, the Revo Business or the Purchased Assets; or (d) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, or Governmental Order of, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Seller and its Affiliates have obtained all consents and approvals set forth in Section 4.03 of the Disclosure Schedules and no other consents or approvals of any Person are necessary for the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the transfer of all the Purchased Assets.

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Section 4.04        Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.04 of the Disclosure Schedules, since January 1, 2013, Seller has operated the Revo Business in the ordinary course of business in all material respects and there has not been, with respect to the Revo Business, any:

(a) incurrence of any indebtedness for borrowed money exclusively in connection with the Revo Business, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(b) sale, assignment, abandonment, cancellation, transfer, license or other disposition of any of the Purchased Assets, except for the sale of inventory in the ordinary course of business;

(c) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances; or

(d) event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05        Material Contracts.

(a) Section 4.05(a) of the Disclosure Schedules sets forth an accurate and complete list as of the date hereof of each of the following Contracts (x) by which any of the Purchased Assets or Assumed Liabilities are bound or affected or (y) to which Seller or any of its Affiliates are parties or by which Seller or any of its Affiliates are bound in connection with the Revo Business, the Purchased Assets or the Assumed Liabilities (all such Contracts required to be set forth on Section 4.05(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)                 all Contracts relating to the Revo Business involving aggregate consideration in excess of Twenty-Five Thousand Dollars ($25,000) or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

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(ii)               all Contracts that relate to the sale of any of the Purchased Assets, other than sales of inventory in the ordinary course of business;

(iii)             except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees) related exclusively to the Revo Business;

(iv)             all Contracts granting or evidencing an Encumbrance on any Purchased Asset or any other property or asset of Seller or any of its Affiliates and used in connection with the Revo Business, other than a Permitted Encumbrance;

(v)               all Contracts limiting the ability of Seller or any of its Affiliates to (A) engage in the Revo Business or to use any Intellectual Property Assets in any capacity or (B) compete with any Person or in any geographical area with respect to the Revo Business;

(vi)             all Contracts relating to the Revo Business (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) Seller or any of its Affiliates or (B) Seller or any of its Affiliates or any current or former officer or director of Seller or any of its Affiliates;

(vii)           all Assigned Contracts; and

(viii)         all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement.

(b) Other than the Material Contracts, there are no Contracts which license any of the Intellectual Property Assets, including the Transferred Marks, to any other Person or allow any Person to procure, distribute, import or sell any Revo Product. Except as set forth on Section 4.05(b) of the Disclosure Schedules, neither Seller nor any of its Affiliates is in breach of, and there exists no default or event of default, nor any event, occurrence, condition or act (including the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Material Contract has not been terminated or been repudiated by any party thereto. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of Seller and its Affiliates, as applicable, and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and implied covenant of good faith and fair dealing. All the covenants to be performed by Seller or its Affiliates under any Material Contract have been fully performed in all material respects. To the Knowledge of Seller, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects.

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Section 4.06        Intellectual Property.

(a) Section 4.06(a) of the Disclosure Schedules contains a complete and accurate list of all Design Patents and all other patents, patent applications, registered copyrights and applications for registration thereof, registered trademarks and service marks and applications for registration thereof, Internet domain names, and all Transferred Marks not subject to a registration or application for registration thereof that are included in the Intellectual Property Assets. Seller or Luxottica Group owns, free and clear of all Encumbrances, all Intellectual Property Assets set forth on such schedule. To the extent indicated on such schedule, the Intellectual Property Assets listed on Section 4.06(a) of the Disclosure Schedules have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate Governmental Authorities of other jurisdictions (foreign and domestic).

(b) Except as set forth in Section 4.06(b) of the Disclosure Schedules, Seller or Luxottica Group owns, free and clear of all Encumbrances, or has the right to use all Intellectual Property owned, used or held for use by Seller and/or its Affiliates on or prior to the Closing Date in connection with the Revo Business (the “Revo IP”). Except for the Shared Seller IP, including the Utility Patents, the Intellectual Property Assets represent the Intellectual Property necessary to manufacture, distribute and sell Revo Product consistent with Revo Product manufactured, distributed and sold as of Closing and conduct the Revo Business in substantially the same manner as currently conducted. Other than the Utility Patents and the Design Patents, there are no patents or patent applications owned by Seller or any of its Affiliates that are or would otherwise be infringed by a Revo Product or the conduct of the Revo Business prior to or as of the Closing.

(c) Except as set forth in Section 4.06(c) of the Disclosure Schedules, (i) the conduct of the Revo Business and the use of the Intellectual Property Assets (including the manufacturing, marketing, licensing, sale or distribution of Revo Product) do not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) neither Seller nor its Affiliates have received any notice or claim (including threats or offers to license and cease and desist communications) from any Person challenging the right of the Seller or its Affiliates, manufacturers, contractors or licensees to use any of the Intellectual Property Assets, Seller’s or its Affiliates’ ownership or the validity or enforceability of the Intellectual Property Assets, or alleging any infringement, misappropriation, or violation of any Person’s Intellectual Property rights in connection with the Revo Business; and (iii) neither Seller nor its Affiliates have asserted any claim of a violation, infringement, misappropriation or misuse by any Person of any Intellectual Property Assets. To the Knowledge of Seller, except as set forth in Section 4.06(c) of the Disclosure Schedules, no Person is infringing, violating, misappropriating or misusing any Intellectual Property Assets.

(d) Except as set forth in Section 4.06(d) of the Disclosure Schedules, Seller and its Affiliates are not aware of any third party uses of the mark REVO or a term confusingly similar thereto, which might reasonably be found to prevent or restrict Buyer or its licensees in using the Transferred Marks in connection with goods and services in international trademark class 9 in any particular country.

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(e) Except pursuant to the Contracts listed in Section 4.06(e) of the Disclosure Schedules, the Seller and its Affiliates have not entered into any Contract to indemnify any other Person in connection with the Revo Business, the Intellectual Property Assets or any Revo IP against any charge of infringement, misappropriation or violation of any Intellectual Property rights. Other than the Assigned Contracts, there are no Contracts containing any license or rights concerning Intellectual Property used or held for use exclusively in connection with the Revo Business.

Section 4.07        Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.07(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations, audits or other legal proceedings (including arbitration or administrative proceedings, interferences, cancellation proceedings, oppositions or other contested proceedings), at law or in equity, pending or, to the Knowledge of Seller, threatened against or by Seller or any of its Affiliates either (i) relating to the Revo Business, the Purchased Assets or the Assumed Liabilities or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.07(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Revo Business, the Purchased Assets or the Assumed Liabilities.

Section 4.08        Compliance With Laws; Permits.

(a) Except as set forth in Section 4.08(a) of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to the conduct of the Revo Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All material Permits used in, necessary, advisable or required to conduct the Revo Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are in the possession of Seller, and Seller has made all registrations or filings with, or notices to any Governmental Authority or any other Person necessary or advisable for the lawful conduct of the Revo Business or necessary or advisable for the lawful ownership of the Purchased Assets. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of Seller, threatened and Seller does not know of any valid basis for such proceeding, including the transactions contemplated hereby.

Section 4.09        Taxes.

Except as set forth in Section 4.09 of the Disclosure Schedules,

(a) Seller and its Affiliates have timely filed, or will timely file (taking into account any valid extensions), all Tax Returns with respect to the Revo Business or the Purchased Assets required to be filed on or prior to the Closing Date. Neither Seller nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

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(b) All material Taxes and Tax liabilities due and payable on or prior to the Closing Date by or with respect to the income or operations of the Revo Business or the Purchased Assets for all Pre-Closing Periods have been timely paid or will be timely paid in full.

(c) (A) Neither Seller nor any of its Affiliates has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to the Revo Business or the Purchased Assets; (B) no such audit is contemplated in writing or pending; and (C) neither Seller nor its Affiliates has received any written notices from any taxing authority relating to any issue that could affect any Tax liability with respect to the income or operations of the Revo Business or the Purchased Assets.

(d) Neither Seller nor its Affiliates (A) has entered into a contract or waiver or been requested to enter into a contract or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the income or operations of the Revo Business or the Purchased Assets that has not expired (other than extensions of time to file Tax Returns obtained in the ordinary course), or (B) is presently contesting the Tax liability with respect to the income or operations of the Revo Business or the Purchased Assets before any Governmental Authority.

(e) All material Taxes that Seller or any of its Affiliates is (or was) required by Law to withhold or collect with respect to the income or operations of the Revo Business or the Purchased Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(f) None of the Purchased Assets is an equity interest in a partnership or a corporation (or an entity treated as a partnership or a corporation) for U.S. federal income tax purposes.

(g) The representations and warranties set forth in this Section 4.09 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.10        Employees.

(a) Neither Seller nor its Affiliates have any Employees who will transfer with the Purchased Assets to Buyer or any of its Affiliates by operation of law, under any applicable Transfer Regulations or individual or collective bargaining Contract, or who are otherwise entitled by Law to be offered employment with Buyer or any of its Affiliates, as a result of or in connection with the consummation of the transactions contemplated hereby. “Transfer Regulations” shall mean (i) in relation to any member state of the European Union, the Council Directive 2001/23/EC of 12 March 2001, as amended, reenacted, extended or consolidated from time to time and any national Law transposing or implementing it, and (ii) in relation to any other jurisdiction, any national or local Law that provides for the transfer of employment upon the transfer and/or sale of an undertaking, a business, parts of an undertaking or parts of a business.

(b) Neither Seller nor its Affiliates have any obligation to inform and consult with any Employees or any Employee’s representatives, trade unions, works council, or other labor organization, as a result of or in connection with the consummation of the transactions contemplated hereby.

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Section 4.11        Sufficiency of Assets. Except for the Shared Seller IP, including the Utility Patents, which are not being transferred to Buyer hereunder, the sale and transfer of the Purchased Assets will constitute a conveyance to Buyer, free and clear of any Encumbrances, other than Permitted Encumbrances, of all the assets, properties, interests and rights (including tangible and intangible personal property) owned or used or held for use by Seller and/or its Affiliates and necessary to conduct the Revo Business in substantially the same manner as currently conducted.

Section 4.12        Inventory. The Inventory is in the physical possession of Seller, and no Inventory has been pledged as collateral or otherwise is subject to any Encumbrance (other than a Permitted Encumbrance) or is held on consignment from others. The Inventory was acquired or produced in the ordinary course of business. The Inventory is undamaged and is presently useable and saleable in the ordinary course of business consistent with Seller’s current quality standards for Revo Product.

Section 4.13        Customers and Suppliers. Section 4.13 of the Disclosure Schedules sets forth an accurate and complete list of each supplier and customer accounting for more than five percent (5%) of the consolidated purchases and sales, as the case may be, of Seller and its Affiliates in respect of the Revo Business, for the eighteen (18) month period ended June 30, 2013. Except as set forth in Section 4.13 of the Disclosure Schedules, since January 1, 2013, no supplier or customer has cancelled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller or any of its Affiliates with respect to the Revo Business. Since January 1, 2013, neither Seller nor any of its Affiliates has received any written notice that any supplier or customer may cancel or otherwise materially and adversely modify its relationship with Seller or any of its Affiliates or limit its services, supplies or materials to Seller or any of its Affiliates in respect of the Revo Business, or its usage or purchase of the services and products of Seller and its Affiliates with respect to the Revo Business, either as a result of the transactions contemplated hereby or otherwise.

Section 4.14        Product Liability.

(a) There have been no legal proceedings or suits relating to the Revo Business or the Purchased Assets by or before any Governmental Authority against or involving Seller or any of its Affiliates or concerning any Revo Product manufactured, shipped, sold or delivered by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates with respect to the Revo Business or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Seller, none has been threatened.

(b) To the Knowledge of Seller, there has not been any Occurrence relating to the Revo Business or the Purchased Assets that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(c) There has not been any product recall, post-sale warning or similar action with respect to any Revo Product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of Seller or any of its Affiliates.

(d) To the Knowledge of Seller, there have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any Revo Product manufactured, shipped, sold or delivered by or on behalf of Seller or any of its Affiliates.

Section 4.15        Brokers.

(a) Except for Tegris LLC (whose fees and expenses shall be paid by Seller and shall constitute Seller Transaction Expenses) no broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.16        No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller including any representation or warranty as to the accuracy or completeness of any information regarding the Revo Business and the Purchased Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Revo Business, or any representation or warranty arising from statute or otherwise in law.

Article V
Representations and Warranties of Buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01        Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

Section 5.02        Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.03        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of or conflict with any provision of the certificate of incorporation or by-laws of Buyer, in each case, amended as of the date of this Agreement; (b) result in a violation or breach of or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04        Brokers. No broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05        Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06        Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property and/or assets that have a fair saleable value greater than the amounts required to pay its existing debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and matured; and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07        Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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Section 5.08        Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Revo Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller, nor any other Person has made any representation or warranty as to Seller, the Revo Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.09        No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself or such other Person.

Article VI
Covenants

Section 6.01        Transaction Documents. From and after the Closing, Seller shall not, and shall cause its Affiliates not to, use any of the Intellectual Property Assets, conduct any Revo Business or manufacture, distribute or sell any Revo Product other than pursuant to and in accordance with the Transaction Documents. Seller shall, and shall cause its Affiliates to, comply with the terms of the Transaction Documents.

Section 6.02        Notification of Certain Matters. During the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date, Seller and its Affiliates shall promptly notify Buyer in writing of (a) any actions, suits, claims or proceedings commenced or, to the Knowledge of Seller, threatened in writing, relating to the Revo Business, the Purchased Assets or the Assumed Liabilities, (b) any written notice of a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Section 4.05(a) of the Disclosure Schedules, or (c) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.03        Customer Letter; Public Announcements. Seller and Buyer shall jointly prepare a letter to customers of the Revo Business, in substantially the form of Exhibit I hereto, to be sent to such customers within thirty (30) days after the Closing. None of the parties hereto (nor any of their respective Affiliates) shall make any public announcements, disclosures to any third party or news releases pertaining to this Agreement, its existence or any of its contents without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, regulatory process or securities exchange. In the event any party or its Affiliate determines that disclosure is required, such party shall provide advance notice and an advance copy of such disclosure to the other party unless prohibited by the terms of the applicable order, subpoena, request for disclosure or similar instrument, and in all cases such other party will have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any reference to such other party or any of its Affiliates and, in the case where information to be disclosed is deemed by either party to be of a sensitive nature or otherwise eligible for confidential treatment under applicable rules and regulations, the parties agree that they will use commercially reasonable efforts to cooperate to prepare the appropriate documentation and filings (including redacting, to the extent permitted by Law, any sensitive information requested by either party from the applicable disclosures and agreements).

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Section 6.04        Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. If requested by Seller, Buyer agrees to provide applicable resale certificate(s) to Seller. In the event any claim is made by any creditor of Seller against Buyer or related to the transactions contemplated hereby which could have been asserted under any bulk sales, bulk transfer or similar Laws of any jurisdiction, Buyer shall notify Seller of such claim and Seller shall have thirty (30) days in which to satisfy or discharge such claim, or to take appropriate defensive action to dispute such claim in accordance with Article VII (Indemnification) hereof. Seller shall indemnify Buyer for all Losses (including any Tax liabilities) resulting from non-compliance with any such Laws.

Section 6.05        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (other than any value added Taxes) and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.06        Tax Matters. All Taxes and Tax liabilities with respect to the income or operations of the Revo Business or the ownership of the Purchased Assets that relate to the Overlap Period shall be apportioned between Seller on one hand and Buyer on the other as follows: (i) in the case of Taxes other than sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of sales and use and withholding Taxes, as determined as if there was a closing of the books and records on the Closing Date. Seller shall be liable for Taxes with respect to the income or operations of the Revo Business or the ownership of the Purchased Assets that are attributable to all Pre-Closing Periods, and Buyer shall be liable for such Taxes to the extent attributable to taxable periods beginning after the Closing Date or the portion of an Overlap Period beginning after the Closing Date.

Section 6.07        Covenant Not to Sue. As of the Closing, Seller, for itself and on behalf of its Affiliates, covenants not to sue, and agrees, for itself and on behalf of its Affiliates, not to object to, oppose or otherwise challenge the use by Buyer and/or its Affiliates and/or their respective successors, assigns, licensees, sublicensees, contractors, manufacturers, agents and/or representatives of the Utility Patents and any other Shared Seller IP in connection with Revo Product, the Revo Business or any other future goods and services developed or offered using, bearing, embodying or sold under any Transferred Mark, or a Trademark confusingly similar to any Transferred Mark. The foregoing covenant not to sue will survive any change of control of Seller, its Affiliates, Buyer and/or its Affiliates and any sale, assignment, license, transfer or disposition of any Shared Seller IP, including any of the Utility Patents, the Purchased Assets or the Revo Business, and Buyer, Seller and their respective Affiliates shall ensure that any successor in interest to any of the foregoing assets agrees in writing to the terms of the covenant not to sue set forth in this Section 6.07. Buyer shall agree that it shall not make reference to the Utility Patents or Seller’s High Definition Optics™ (HDO™) in its marketing materials for Revo Product. Subject to Seller and its Affiliates’ compliance with the terms of the covenant not to sue set forth in this Section 6.07, Buyer agrees not to challenge or contest, either directly or indirectly, the validity or enforceability of any of the Utility Patents or their continuations, continuations-in-part, divisionals, reissues or reexaminations.

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Section 6.08        Commercial Accounts and Customer Warranty Claims.

(a) For a period of ninety (90) days after the Closing Date, Seller shall, and shall cause its Affiliates to, accept return shipments from commercial accounts, of Revo Product manufactured by Seller and/or its Affiliates, whether manufactured (i) on or prior to the Closing Date or (ii) pursuant to any Transaction Document. Notwithstanding the foregoing, the decision as to whether to accept returns shall be at Seller’s reasonable discretion in accordance with Seller’s standard procedures for acceptance of product returns from commercial accounts.

(b) Seller shall, and shall cause its Affiliates to, be responsible for and handle all customer warranty claims for a period of one (1) year after the Closing Date for claims made in the United States, and for a period of two (2) years after the Closing Date for claims made in Europe or Australia, related to all Revo Product manufactured by Seller and/or its Affiliates, whether manufactured (i) on or prior to the Closing Date or (ii) pursuant to any Transaction Document.

(c) Buyer shall be responsible for and handle all customer warranty claims related to all Revo Product manufactured by Buyer, its Affiliates and/or their respective licensees (other than Seller and/or its Affiliates) after the Closing.

(d) Seller shall be responsible for and shall indemnify Buyer from any and all product liability claims, actions, loss, liability, judgments, expenses and costs (including reasonable attorneys’ fees) related to (i) the Inventory included in the Purchased Assets; and (ii) Revo Product or other products using the Intellectual Property Assets or any other Revo IP manufactured prior to the Closing Date or sold by Seller or its Affiliates, in each case whether asserted before, on or after the Closing Date.

Section 6.09        Further Assurances. Following the Closing, without further consideration, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including (a) such further actions, at Buyer’s expense, as may be reasonably required to register in the name of Buyer the assignment of the Intellectual Property Assets in any appropriate governmental agency or registrar, (b) such further actions, at Buyer’s expense, as may be reasonably required to substitute Buyer as a party in the actions, suits, claims, investigations, audits and other legal proceedings identified on Section 4.07(a) of the Disclosure Schedules and (c) the use of commercially reasonable efforts to provide information requested by Buyer pertaining to the Intellectual Property Assets in order for Buyer to prosecute, maintain and enforce the Intellectual Property Assets. In the event that any Seller or any of its Affiliates retained any of the Intellectual Property Assets or failed to obtain any consent necessary for the transfer of any Intellectual Property Assets, Seller shall (and shall cause its Affiliates to) transfer of such Intellectual Property Assets to Buyer or obtain such consent, as applicable, at Seller’s sole expense.

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Article VII
Indemnification

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, in the Disclosure Schedules, in any Exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date except that (a) the Fundamental Representations shall survive indefinitely; and (b) the representations and warranties contained in Section 4.09 (Taxes) and Section 4.10 (Employees) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement contained in this Agreement shall survive the Closing until the full performance of such covenant or agreement in accordance with its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 7.02        Indemnification By Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller agrees to indemnify Buyer, its Affiliates and its and their respective Representatives (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any failure of any representation or warranty made by Seller or its Affiliates in Article IV of this Agreement or in any Transaction Document, Disclosure Schedule or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 4.04(d)) on and as of the Closing Date as if made at and as of such time (other than those made on a specified date (other than any date specified in the preamble to Article IV), which shall be true and correct in all respects as of such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller or any of its Affiliates pursuant to this Agreement or any Transaction Document;

(c) any Excluded Asset or any Excluded Liability;

(d) any failure by Seller or any of its Affiliates, or claim by a creditor of Seller or any of its Affiliates that any of them has failed, in each case, to comply with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction;

(e) any Taxes (i) attributable to the Purchased Assets or the Revo Business with respect to any Pre-Closing Period or (ii) imposed on Seller or any of its Affiliates; or

(f) any claim or legal proceeding from any consultant or independent contractor of Seller or any of its Affiliates, any Employee or employee representative, or Governmental Order against Buyer or any of its Affiliates in relation to (i) the employment or termination of the employment of any Employee or (ii) the retention or termination of any such consultant or independent contractor.

Section 7.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller, its Affiliates and its and their respective Representatives (the “Seller Indemnitees”), and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any failure of any representation or warranty made by Buyer in Article V of this Agreement or in any Transaction Document, Disclosure Schedule or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty) on and as of the Closing Date as if made at and as of such time (other than those made on a specified date (other than any date specified in the preamble to Article V), which shall be true and correct in all respects as of such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or its Affiliates pursuant to this Agreement or any Transaction Document;

(c) any Assumed Liability; or

(d) any Taxes attributable to the Purchased Assets or the Revo Business to the extent attributable to taxable periods beginning after the Closing Date or the portion of an Overlap Period beginning after the Closing Date.

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Section 7.04        Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds One Hundred Thousand Dollars ($100,000.00) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. The parties agree that any claim for any individual Loss or group of related Losses indemnifiable pursuant to Section 7.02(a) or Section 7.03(a), as applicable, in an amount less than Five Thousand Dollars ($5,000.00) shall not count towards the applicable Deductible. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.04(a) shall not apply to Losses described in Sections 7.02(b)-(f) or Sections 7.03(b)-(d), or to Losses incurred by (i) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller or any representation or warranty of Seller in Section 4.09 (Taxes), and (ii) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00); provided, that the limitation set forth in the first clause of this Section 7.04(b) shall not apply to (i) Losses described in Sections 7.02(c)-(f) or Sections 7.03(c)-(d), (ii) Losses described in Section 7.02(b) or Section 7.03(b) as a result of any willful or intentional breach or non-fulfillment, or (iii) Losses incurred by (A) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller or any representation or warranty of Seller in Section 4.09 (Taxes) or Section 4.10 (Employees), or (B) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer; provided, further, that the maximum aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed the Purchase Price.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any costs of investigation of the underlying claim and collection, including Taxes) and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party in, or prior to, the taxable year the Loss was incurred.

(e) No Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (collectively, “Special Damages”); provided, that Special Damages shall be indemnifiable pursuant to Section 7.02 or Section 7.03, as applicable, to the extent Special Damages are (i) actually paid to a third party pursuant to any settlement entered into by the Indemnified Party in accordance with Section 7.05, provided that the Indemnifying Party has consented in writing to any such settlement, or (ii) ordered, by a court of competent jurisdiction, to be paid by the Indemnified Party to a third party.

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(f) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss as soon as reasonably practicable upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, such Loss.

Section 7.05        Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall deliver as promptly as practicable a written notice (a “Claim Certificate”), which Claim Certificate shall describe the Third Party Claim (or Direct Claim, if delivered pursuant to Section 7.05(c)) in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within ten (10) Business Days after its receipt of a Claim Certificate, to assume the defense of, the Third Party Claim described in such Claim Certificate at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall only have the right to assume the defense of a Third Party Claim if the Indemnifying Party acknowledges in writing its indemnity obligation; provided, further, that in the event that the Indemnifying Party assumes the defense of any Third Party Claim, then (x) subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (y) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it. Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim and shall pay, subject to the limitations of liability set forth in Section 7.04, the fees and expenses of counsel retained by the Indemnified Party if: (i) such Third Party Claim may give rise to Losses which are more than 100% of the amount indemnifiable by such Indemnifying Party pursuant to this Section 7.05; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (v) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (vi) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. Notwithstanding any other provision of this Agreement, with respect to a claim for indemnification with respect to Taxes, (A) Seller shall have the right to control such claim for indemnification if, but only if, such claim relates solely to Taxes (1) attributable to the Purchased Assets or the Revo Business with respect to any Pre-Closing Period or (2) imposed on Seller and (B) Seller shall not consent to have any settlement or compromise of any such claim without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim.

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(b) Settlement of Third Party Claims.

(i)                 Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (A) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 7.05(a), (B) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (C) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(ii)               If the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the receipt of a Claim Certificate with respect to a Third Party Claim hereunder that it elects to undertake the defense thereof, or if the Indemnified Party assumes the defense of such Third Party Claim pursuant to Section 7.05(a), the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(iii)             Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement of a Third Party Claim that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof in a Claim Certificate. The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby. In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. During such sixty (60) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including a copy of any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 8.09. Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described above and claims for Losses the validity and amount of which have been the subject of judicial determination as described above and in Section 8.09 or shall have been settled with the consent of the Indemnified Party, as described in Section 7.05(b) are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

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(d) No Right of Offset. Notwithstanding anything to contrary contained in this Agreement, Seller acknowledges and agrees that in the event that Buyer is obligated to make an indemnification payment to any Seller Indemnitee under Section 7.03, (i) no Seller Indemnitee shall have any right to offset all or any portion of the amount of such indemnification obligation against any amounts owed to Buyer or any of its Affiliates or licensees under any Transaction Documents and (ii) Seller shall not, and shall cause each Seller Indemnitee not to, effect any such offset.

Section 7.06        Seller’s Obligation to Cause Affiliates to Act. Seller acknowledges and agrees that, to the extent any provision of this Agreement requires any of Seller’s Affiliates, or Seller agrees on behalf of its Affiliates, to perform, take or refrain from taking any action, (a) Seller shall have an obligation to cause such Affiliate to perform, take and/or refrain from taking such action, as applicable, and (b) the failure of such Affiliate to perform, take or refrain from taking such action shall constitute a breach by Seller of such provision (notwithstanding any lack of an express obligation on the part of Seller to cause such Affiliate to take such action).

Article VIII
Miscellaneous

Section 8.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received by the addressee if delivered by hand or sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document if sent between 9:00 A.M, and 6:00 P.M. New York City time on any Business Day, and on the next Business Day if sent outside of such hours or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In the case of facsimile or e-mail of a PDF document, such copies shall also be sent by overnight courier service or by registered mail. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller to:	Oakley, Inc.

One Icon

Foothill Ranch, CA 92610

Attn: Senior Vice President & Chief Financial Officer

Fax No.: 949.672.6096

Email: Gianluca@oakley.com

with a copy to:	Oakley, Inc.

25361 Commercentre Drive

Lake Forest, CA 92630

Attn: Director of Legal Affairs

Fax No.: 949.699.3565

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or to such other person or address as Seller shall furnish to Buyer in writing.

If to Buyer to:	SBG Revo Holdings, LLC

c/o Sequential Brands Group, Inc.

1065 Avenue of the Americas, 30th Floor

New York, NY 10018

Attn: Chief Executive Officer

Email: yshmidman@sbg-ny.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Fax No.: 212.354.8113
Attn: Nazim Zilkha

or to such other person or address as Buyer shall furnish to Seller in writing.

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 8.03        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.06        Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Schedules and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07        Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to Article VII hereof, which shall inure to the benefit of each Buyer Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that after the Closing Date either party may assign its rights, interests and obligations hereunder to any of its respective Affiliates. Each party shall provide written notice to the other party of any such assignment. Any attempted assignment in violation of this Section 8.07 will be void. Notwithstanding any assignment by any party pursuant to this Section 8.07, such party shall be responsible for full performance of such party’s covenants, agreements and obligations hereunder.

Section 8.08        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.09        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The parties expressly waive the application of the United Nations Convention on the International Sale of Goods to this Agreement.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11        Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, it shall mean the actual knowledge of the officers and other members of management of Seller responsible for conducting the Revo Business.

Section 8.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:	BUYER:

OAKLEY, INC.	SBG REVO HOLDINGS, LLC

By: Sequential Brands Group, Inc.,
By: /s/ Colin Baden___________________	its sole member
Name: Colin Baden
Title: Chief Executive Officer & President
By: /s/ Yehuda Shmidman___________ Name: Yehuda Shmidman
By: /s/ Gianluca A. Tagliabue___________	Title: Chief Executive Officer
Name: Gianluca A. Tagliabue
Title: Senior Vice President & Chief Financial Officer